Exhibit 3.1

Amendment
to
Amended and Restated Bylaws
of
Chico’s FAS, Inc.

On June 24, 2019, the Board of Directors of Chico’s FAS, Inc. approved the following amendment to Article XV of the Amended and Restated Bylaws of the Corporation:

1.    Article XV is amended by adding a new Section 3 as follows:

Section 3. CONTROL SHARE ACQUISITION. The provisions of Section 607.0902 of the FBCA (“Section 607.0902”), as it may be amended from time to time, shall not apply to “control-share acquisitions” of shares of the Corporation within the meaning of Section 607.0902.